                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           _________________________


                                   FORM 8-K/A
                                 CURRENT REPORT

                                Amendment No. 1


                     Pursuant to section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)   July 6, 1998
                                                --------------------------------

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
--------------------------------------------------------------------------------


      California                    0-22068                       33-0128224
--------------------------------------------------------------------------------
   (State or other         (Commission File Number)             (IRS Employer
jurisdiction of Inc.)                                        Identification No.)

    9750 Goethe Road, Sacramento, CA                                95827
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip code)

Registrant's telephone number, including area code:  (916) 855-5000
                                                   -----------------------------

                                NOT APPLICABLE
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

     This Amendment No. 1 to the Registrant's Current Report on Form 8-K dated July 17, 1998 (the "Report") is being filed in connection with the completion of the Registrant's acquisition of Acclaim Communications, Inc., a Delaware corporation ("Acclaim"), by way of a merger of Aardvark Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, with and into Acclaim (the "Merger") with Acclaim being the surviving corporation in the Merger, pursuant to the terms and conditions set forth in the Agreement and Plan of Reorganization dated as of June 25, 1998, and previously filed as Exhibit 2.1 to the Report. The purpose of the Amendment to the Report is to (i) add new item 5 to provide for certain supplementary financial information, and (ii) amend Item 7 to provide the financial statements of Acclaim required by item 7(a) to the Form 8-K. This financial information is being filed within the required time period specified in the Form 8-K.


ITEM 5.   OTHER EVENTS

     The following supplemental unaudited consolidated financial statements of Level One Communications, Inc. reflecting the pooled operations of Level One Communications, Incorporated and subsidiaries and Acclaim Communications, Incorporated, which was acquired by Level One Communications, Incorporated on July 6, 1998, are filed as part of this report:

       Supplemental Unaudited Consolidated Balance Sheets as of December 28,
         1997 and December 29, 1996
       Supplemental Unaudited Consolidated Statement of Income for Each of the
          Years Ending December 28, 1997, December 29, 1996, and December 30,
          1995
       Supplemental Unaudited Consolidated Statement of Shareholders' Equity for
          Each of the Years Ending December 28, 1997, December 29, 1996, and December 30, 1995
       Supplemental Unaudited Consolidated Statement of Cash Flows for Each of the Years Ending December 28, 1997, December 29, 1996, and
          December 30, 1995

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
              SUPPLEMENTAL UNAUDITED CONSOLIDATED BALANCE SHEETS
                As of December 28, 1997 and December 29, 1996


(in thousands)                                                                   1997         1996
                                                                               --------     --------
ASSETS
  Current Assets:
    Cash and cash equivalents                                                  $ 25,743     $ 23,234
    Short-term investments                                                      112,560       10,211
    Trade accounts receivable, net of allowance for doubtful accounts
      of $343 and $156 for 1997 and 1996, respectively                           30,191       17,671
    Other receivables                                                             2,473          608
    Inventories                                                                  26,699        9,990
    Deferred tax assets, net                                                      4,050        2,504
    Other current assets                                                          2,907        2,423
                                                                               --------     --------

          Total current assets                                                  204,623       66,641

   Property and equipment, net                                                   32,893       24,007

    Long-term investments                                                        21,559       12,440
    Deferred loan origination costs                                               3,296            -
    Foundry deposits                                                             14,000        8,000
    Other assets                                                                  4,108        4,429
                                                                               --------     --------

          Total assets                                                         $280,479     $115,517
                                                                               ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Notes payable                                                              $  5,949     $      -
    Current portion of capital lease obligations                                  1,201        1,129
    Accounts payable                                                             22,687        4,992
    Accrued payroll costs                                                         4,719        2,198
    Income taxes payable                                                              -        1,338
    Deferred revenue                                                              5,171        3,039
    Other accrued liabilities                                                     7,940        2,621
                                                                               --------     --------

          Total current liabilities                                              47,667       15,317

    Convertible subordinated notes                                              115,000            -
    Capital lease obligations, less current portion                               2,175        3,194
    Deferred lease expense                                                          300          612
                                                                               --------     --------

          Total liabilities                                                     165,142       19,123

  Shareholders' Equity:
    Common Stock, no par value                                                   96,594       87,330
          Authorized - 236,250 shares
          Outstanding - 33,615 and 32,276 shares
             for 1997 and 1996, respectively
    Unrealized gain on investments                                                   18           12
     Retained earnings                                                           18,725        9,052
                                                                               --------     --------

          Total shareholders' equity                                            115,337       96,394
                                                                               --------     --------

  Total liabilities and shareholders' equity                                   $280,479     $115,517
                                                                               ========     ========

 The accompanying notes are an integral part of these supplemental statements.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
              SUPPLEMENTAL UNAUDITED CONSOLIDATED BALANCE SHEETS
       For the Fiscal Years Ended December 28, 1997, December 29, 1996,
                             and December 30, 1995



(in thousands, except per share amounts)                       1997         1996         1995
                                                             --------     --------     --------
Revenues                                                     $156,500     $111,987     $78,018
Cost of revenues                                               65,582       48,477      33,300
                                                             --------     --------     -------

          Gross margin                                         90,918       63,510      44,718

Operating expenses:
   Research and development/*/                                 35,419       26,793      17,963
   Sales and marketing                                         26,163       17,136      11,414
   General and administrative                                  12,098        7,415       5,839
                                                             --------     --------     -------
          Total operating expenses                             73,680       51,344      35,216

Operating income                                               17,238       12,166       9,502

Interest income                                                 3,998        1,884       2,115
Interest expense                                               (2,223)        (352)       (157)
Other income                                                      110          729         113
                                                             --------     --------     -------

Income before provision for income taxes                       19,123       14,427      11,573

Provision for income taxes                                      9,450        6,374       1,442
                                                             --------     --------     -------
Net income                                                   $  9,673     $  8,053     $10,131
                                                             ========     ========     =======

Basic earnings per share                                        $0.29        $0.26       $0.35
                                                             ========     ========     =======

Diluted earnings per share                                      $0.27        $0.24       $0.33
                                                             ========     ========     =======

* Includes one time charges for acquisitions of $2,500 and $750 for 1996 and 1995, respectively.

 The accompanying notes are an integral part of these supplemental statements.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
    SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
       For the Fiscal Years Ended December 28, 1997, December 29, 1996,
                             and December 30, 1995

--------------------------------------------------------------------------------------------------------------------------------
                                                        Common Stock                                     Retained
                                                   ----------------------    Deferred     Unrealized     Earnings
(In thousands)                                       Shares      Amount    Compensation   Gain (Loss)    (Deficit)     Total
                                                   ----------  ----------  ------------   ------------   ---------   -----------
Balance at December 31, 1994                         28,083     $72,442            $(1)        $  -       $ (9,132)     $ 63,309

Shares issued in Acclaim business combination         2,227         720                                                      720

Issuance of common stock under stock option and
 purchase plans                                         492         431                                                      431


Issuance of common stock upon exercise of warrants        9          19                                                       19

Tax benefit of stock option exercises                             2,418                                                    2,418

Stock issued in connection with acquisitions            305       2,462                                                    2,462

Unrealized gain on available-for-sale
     investments, net of tax                                                                    67                            67

Amortization of deferred compensation expense                                         1                                        1
                                                   --------    --------    ------------   ---------       --------      --------
Net income                                                                                                  10,131        10,131

Balance at December 30, 1995                         31,116      78,492               -          67            999        79,558

Shares issued in Acclaim business combination           537       3,380                                                    3,380

Issuance of common stock under stock option and
 purchase plans                                         423       1,243                                                    1,243


Issuance of common stock upon exercise of warrants        5          10                                                       10

Tax benefit of stock option exercises                             1,205                                                    1,205

Stock issued in connection with acquisitions            195       3,000                                                    3,000

Unrealized loss on available-for-sale
     investments, net of tax                                                                    (55)                         (55)

Net income                                                                                                   8,053         8,053

                                                   --------    --------    ------------   ---------        -------      --------
Balance at December 29, 1996                         32,276      87,330               -          12          9,052        96,394


Shares issued in Acclaim business combination            11         597                                                      597

Issuance of common stock under stock option
     and purchase plans                                 894       3,538                                                    3,538

Issuance of common stock upon exercise of warrants
                                                        434           -                                                        -

Tax benefit of stock option exercises                             5,129                                                    5,129

Unrealized gain on available-for-sale
     investments, net of tax                                                                     6                             6

Net income                                                                                                   9,673         9,673
                                                   --------    --------    ------------   ---------        -------      --------
Balance at December 28, 1997                         33,615     $96,594            $  -        $ 18        $18,725      $115,337
                                                   ========    ========    ============   =========        =======      ========

 The accompanying notes are an integral part of these supplemental statements.

                    LEVEL ONE COMMUNICATIONS, INCORPORATED
         SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
       For the Fiscal Years Ended December 28, 1997, December 29, 1996,
                             and December 30, 1995


(In thousands)                                                                        1997         1996         1995
                                                                                   ---------     ----------   --------
Cash flows from operating activities:
   Net income                                                                      $   9,672     $  8,054     $ 10,131
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                                10,283        7,555        5,222
         Purchased research and development                                                -        2,500          750
    Changes in assets and liabilities, net of effect of acquisition:
         Trade receivables                                                           (12,517)      (3,259)      (8,832)
         Other receivables                                                            (1,865)         370         (189)
         Inventories                                                                 (16,709)       5,782       (9,268)
         Deferred income tax benefit                                                  (1,546)       1,785         (977)
         Other current assets                                                           (466)         236       (1,184)
         Accounts payable and accrued liabilities                                     30,863       (3,510)      11,604
         Deferred revenue                                                                506        2,175            -
         Deferred lease expense                                                         (312)        (133)          97
                                                                                 -----------     --------     --------

               Net cash provided by operating activities                              17,909       21,555        7,354
                                                                                 -----------     --------     --------

Cash flows from investing activities:
   Purchase of short-term investments                                               (155,195)     (12,754)      (8,042)
   Proceeds from sales and maturities of short-term investments                       52,852       10,711       31,027
   Purchase of long-term investments                                                 (42,900)     (11,780)      (3,681)
   Proceeds from sales and maturities of long-term investments                        33,781        4,035        2,200
   Purchase of property and equipment                                                (18,029)     (10,142)     (10,166)
   Payments (receipts) for related party notes receivable                                  -        1,225       (1,225)
   Payments for foundry deposits and other assets                                     (5,998)      (6,136)      (4,081)
                                                                                 -----------     --------     --------

              Net cash provided by (used in) investing activities                   (135,489)     (24,841)       6,032
                                                                                 -----------     --------     --------

Cash flows from financing activities:
   Proceeds from issuance of notes                                                     5,948            -            -
   Net principal payments under capital lease obligations                               (947)        (550)        (569)
   Proceeds from issuance of convertible subordinated notes,
      net of origination costs                                                       111,539            -            -
   Proceeds from issuance of stock, net of
      repurchases and costs of issuance                                                3,549        4,566          427
                                                                                 -----------     --------     --------

              Net cash provided by (used in) financing activities                    114,141        4,016         (142)
                                                                                 -----------     --------     --------

Net increase in cash and cash equivalents                                              2,509          730       13,244
Cash and cash equivalents at beginning of year                                        23,234       22,504        9,260
                                                                                 -----------     --------     --------

Cash and cash equivalents at end of year                                           $  25,743     $ 23,234     $ 22,504
                                                                                 ===========     ========     ========

Supplementary disclosure of cash and noncash transactions
   Non-cash investing and financing activities:
         Issuance of common stock in exchange for marketable securities            $       -     $    750     $      -
         Issuance of warrants                                                            586            -            -
         Equipment purchased under capital leases                                          -          726        4,770
         Tax benefit related to stock options                                          5,129        1,205        2,418
         Unrealized gain (loss) on available-for-sale securities, net of tax               6          (55)         134
         Cash payments for:
              Interest                                                                   616          351          142
              Income taxes                                                             3,861        2,564        1,268

 The accompanying notes are an integral part of these supplemental statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED

       NOTES TO SUPPLEMENTAL UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

   Level One Communications, Incorporated (the "Company") was incorporated in California on November 26, 1985.

   The Company designs, develops and markets application specific standard product ("ASSP") integrated circuits and custom derivatives for high-speed digital signal transmission and networking connectivity to systems that transport information within an office or around the world. Such systems connect to local area networks ("LANs"), wide area networks ("WANs") and public telephone transmission networks. LANs, WANs, and telephone transmission networks make possible such activities as the use of intra-enterprise networking ("intranets") and the use of the Internet and World Wide Web.

   On July 6, 1998, the Company completed a business combination with Acclaim Communications Incorporated ("Acclaim") which is a provider of Fast Ethernet and Gigabit Ethernet switches and integrated Multi-Service access products. The combination was a stock for stock merger that was accounted for as a "pooling-of-interests." In connection with the merger, the Company issued 3,961,374 shares of common stock, 780,278 stock options, and 256,485 warrants for all the outstanding stock, options and warrants of Acclaim.

   The accompanying supplemental unaudited consolidated financial statements have been restated to include the accounts of Acclaim as if the companies had combined at the beginning of the first period presented.

   There were no significant transactions between the Company and Acclaim prior to the combination and no adjustments were necessary to conform Acclaim's accounting policies. The results of operations for the separate companies and the combined amounts presented in the supplemental unaudited consolidated statements of income are as follows:


(in thousands)          1997        1996       1995
                   ------------  ----------  --------
Revenue
  The Company         $156,262    $111,987    $78,018
  Acclaim                  238           -          -
                   ------------  ----------  --------
                      $156,500    $111,987    $78,018
                   ============  ==========  ========

Net Income (Loss)
  The Company         $ 19,191    $ 11,213    $10,258
  Acclaim               (9,518)     (3,160)      (127)
                   ------------  ----------  --------
                      $  9,673    $  8,053    $10,131
                   ============  ==========  ========

2. RISK FACTORS

   The semiconductor industry is characterized by rapid technological change, intense competitive pressure and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, semiconductor industry environment, changes in average selling prices, the timing of new product introductions (by the Company and its customers), use of new technologies, the ability to safeguard patents and intellectual property, and rapid change of demand for products. The level of net revenues in any specific quarter can also be affected by the level of orders placed during that quarter. The Company attempts to respond to changes in market conditions as soon as possible; however, the rapidity of their onset may make prediction of and reaction to such events difficult. Due to the foregoing and other factors, past results, such as those described in this report, may not be predictive of future performance.

   The Company does not manufacture the wafers used for its products. The Company's wafers are manufactured by foundries located in the United States, Europe and Asia. The Company depends upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. The Company may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, the Company may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. The Company's operating results depend in substantial part on its ability to maintain or increase the capacity available from its existing or new foundries. In prior years, the Company has experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to the Company without prior notice, requiring the Company to transfer products to a new foundry. Although the Company believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, current supplier interruptions or other changes will not have a material impact on the Company's business.

     The Company is also dependent upon third-party assembly companies that package or test the Company's devices. The Company depends upon these suppliers to produce in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

   The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company. Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations. In November 1995, the Company commenced infringement litigation against a competitor. There are no other material pending legal proceedings, other than routine litigation incidental to the Company's business, to which the Company is a party or of which any of its property is subject.

      The accompanying notes are an integral part of these statements.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation. The Company prepares financial statements on a 52-53 week year. During the 3/rd/ Quarter of Fiscal 1996, the Company changed its fiscal year end from the last Saturday nearest to the calendar year end to the last Sunday nearest the calendar year end.

   The unaudited supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   All share and per share numbers in this Report reflect the effect of a 3-for-2 stock split effected on March 30, 1998.

   Cash and Cash Equivalents. For purposes of the unaudited supplemental consolidated balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equvalents consist of cash deposited with financial institutions and securities investment companies.

   Investments. The Company accounts for investments pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that investments be classified into one of three categories: held-to-maturity, available-for-sale, or trading. It requires that investments classified as held-to-maturity be reported at amortized cost, that investments classified as available-for-sale be reported at fair value with unrealized gains and losses, net of related tax, reported as a separate component of shareholders' equity, and that investments classified as trading be reported at fair value with unrealized gains and losses included in earnings. As of December 28, 1997 and December 29, 1996, all of the Company's investments are classified as available-for-sale and are carried at fair value. As of December 28, 1997, and December 29, 1996, the Company's stockholders' equity reflected an unrealized gain, net of applicable taxes, of $18,000 and $12,000, respectively.

      The accompanying notes are an integral part of these statements.

       The amortized cost and market values of the Company's available-for-sale investments as of December 28, 1997 and December 29, 1996, were as follows:



December 28, 1997
(in thousands)
                                                     Gross      Gross
                                        Amortized  Unrealized Unrealized  Market
                                          Cost       Gains     Losses     Value
                                      ----------- ----------- ---------- ---------
Municipal bonds                          $ 11,528        $24        $ -   $ 11,552
Corporate debt and equity securities      122,561         36         30    122,567
                                      ----------- ----------- ---------- ---------
                                         $134,089        $60        $30   $134,119
                                      =========== =========== ========== =========

December 29, 1996
(in thousands)                                       Gross      Gross
                                        Amortized  Unrealized Unrealized  Market
                                          Cost       Gains     Losses     Value
                                      --------------------------------------------
Municipal bonds                          $ 20,531        $29        $ 3   $ 20,557
Corporate debt and equity securities        2,100          -          6      2,094
                                      --------------------------------------------
                                         $ 22,631        $29        $ 9   $ 22,651
                                      ============================================


   The amortized cost and market values of the Company's available-for-sale investments, by maturity, at December 28, 1997, was as follows:

                                              December 28, 1997
                                        -------------  -------------
(in thousands)                            Amortized    Market Value
                                             Cost

Due in one year or less                      $112,536      $112,560
Due after one year through five years          21,553        21,559
                                        -------------  -------------
                                             $134,089      $134,119
                                        =============  =============


   Proceeds from the sale of available-for-sale investments during fiscal 1997 and 1996 were $86.6 million and $14.7 million, respectively. The cost basis used in determining realized gains and losses is specific identification. During 1997, gross gains of $20,000 with no losses were realized, and gross gains of $1,000 and gross losses of $32,000 were realized in 1996.

   Financial Instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
For cash and cash equivalents, accounts receivable, trade accounts payable, notes payable and convertible subordinated notes, the carrying value is a reasonable estimate of fair value. For investments, fair values are based on quoted market prices or dealer quotes.

   Inventories. Inventories are stated at the lower of cost (first in, first out method) or market and include materials, labor and manufacturing overhead costs. Inventories as of December 28, 1997 and December 29, 1996 consisted of:


(in thousands)              1997     1996
                        ----------  -------
Raw materials              $ 9,133   $   32
Work-in-process             13,412    7,948
Finished goods               4,154    2,010
                        ----------  -------
     Total inventories     $26,699   $9,990
                        ==========  =======


   Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over the following estimated useful lives:

          Machinery and equipment            3-5  years
          Furniture and fixtures             3-5  years
          Leasehold improvements            3-10  years


   Property and equipment, net, is comprised of the following:

(in thousands)                     1997       1996
                               ----------- ---------
Machinery and equipment          $ 37,067   $ 25,529
Furniture and fixtures             18,632     12,061
Leasehold improvements              3,407      3,485
                               ----------- ---------
                                   59,106     41,075
Less-Accumulated depreciation     (26,213)   (17,068)
                               ----------- ---------
                                 $ 32,893   $ 24,007
                               =========== =========


   Deferred Lease Expense. Lease payments for certain equipment are recognized as expense on a straight-line basis over the term of the lease.

   Patent Costs. Patent costs include direct costs of obtaining the patents. Upon patent approval, patent costs are amortized over the estimated useful life of the patent using the straight-line method.

   Revenue Recognition. Product sales are generally recognized upon shipment of product. However, the Company defers recognition of revenues and gross margin from sales to stocking distributors until such distributors resell the related
products to their customers.   The Company has deferred recognition of gross
margin amounting to $2,490,000, $864,000, and $1,300,000 as of December 28,
1997, December 29, 1996, and December 30, 1995, respectively. During 1997 and 1995 no single customer accounted for more than 10% of revenues. In 1996, sales to Hewlett-Packard were 11.2% of total sales.

   Export sales as a percentage of revenues were 35%, 39%, and 33% for 1997, 1996, and 1995, respectively.

   The Company from time to time enters into development and license agreements with certain customers related to customer-specific applications. Related costs are expensed as incurred and are included in research and development expenses, while revenue for non-recurring engineering contracts is deferred until contract milestones are met. During 1997, 1996, and 1995, the Company recognized revenues of $56,000, $398,000, and $289,000, respectively, in accordance with the contract milestones in the Company's agreements.

   In 1996, the Company entered into a four year development and license agreement with a company to develop certain technologies and receive license, development and royalty fees through the term of the agreement. As of December 31, 1997, the Company has received payments totaling $2,675,000 under this development and license agreement. The agreement called for certain performance milestones which have not been met as of December 28, 1997. Disputes among the parties have arisen as to who is responsible for not meeting the required milestones. Development on this project has ceased. The agreement includes certain provisions which could require refunding of all proceeds received to date. The parties are negotiating a settlement of these matters. No revenue is being recognized under this agreement until such time as the dispute is resolved. This matter was settled on September 9, 1998 with a payment of $750,000 by the company and a mutual release.

   The Company earns royalty income under certain contracts and recognizes that income in the period that income is earned.

Revenues are comprised of the following:


(in thousands)                             1997       1996       1996
                                       ------------ ---------- --------
Product sales                             $155,457   $111,392   $77,417
Royalties, licenses and non-recurring
   engineering revenue                       1,043        595       601
                                       ------------ ---------- --------
    Total revenues                        $156,500   $111,987   $78,018
                                       ============ ========== ========



     Income Taxes. The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

     Stock Based Compensation.   As of December 31, 1995, the Company adopted
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"

("SFAS 123"). SFAS 123 defines a fair-value-based method of accounting for stock-based compensation. As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. The Company recognized no compensation expense related to stock options in 1997.

     Earnings Per Share. In February 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The statement is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement for all periods presented.

   Financial Presentation. Certain prior year amounts in the unaudited supplemental consolidated financial statements have been reclassified to conform to the fiscal 1997 presentation.

4. SHORT-TERM BORROWINGS

     The Company has a $10 million revolving line of credit with a bank. The Company compensates the bank for credit facilities by paying annual administrative fees. The balance of the Company's short-term borrowings against this line as of December 28, 1997, and December 29, 1996, was zero.


Notes Payable consist of:
    (in thousands)
     Note payable to bank with interest at prime plus 1%
     (9.5% at December 31, 1997) due July 31, 1998. This
     note is personally guaranteed by the Chairman of the
     Board of Directors of Acclaim. In connection with
     this guarantee, 100,000 warrants to purchase Acclaim
     Series C preferred stock at $3.00 per share were issued.
     These warrants were converted into Company warrants in
     the business combination.                                        $2,000

     Notes payable primarily to common and preferred
     shareholders with interest at 7%, due on demand, and
     unsecured.  In connection with these loans, 231,150 warrants to purchase Acclaim Series C preferred stock at $3.00 per
     share were issued. These warrants were converted into Company
     common stock in the business combination.                         3,949
                                                                      -------
     Total                                                            $5,949
                                                                      =======

5. LONG-TERM DEBT

   The Company sold $115 million of 4% convertible subordinated notes during 1997. The notes will mature on September 1, 2004. Unless previously redeemed or repurchased, the notes are convertible, at any time through the close of business on the final maturity date of the notes, into common stock of the Company, at a conversion price of $26.67 per share. Interest on the notes is payable semi-annually, commencing March 1, 1998. Total interest accrued on the convertible subordinated notes at December 28, 1997 was approximately $1,550,000.

   After September 2000, the notes are redeemable at the option of the Company, in whole or in part. The notes may be redeemed for either cash or common stock at a repurchase price of 105% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to the repurchase date.

   The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness of the Company. The indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

6. LEASES

   The Company conducts its operations using leased facilities and equipment under both capital and operating leases. Minimum future lease payments as of December 28, 1997, are as follows:

                                                         Operating
(in thousands)                          Capital Leases    Leases
                                      -----------------  ---------
Year Ending
    1998                                       $ 1,415     $13,453
    1999                                         1,252      14,059
    2000                                           974      12,070
    2001                                            74       9,049
    2002                                             -       7,212
     Thereafter                                      -      29,852
                                      -----------------  ---------
                                               $ 3,715     $85,695
                                                         =========
Less-Interest portion (7.38% to 12%)              (339)
                                      ----------------
Capital lease obligations                        3,376
Less-Current portion                            (1,201)
                                      ----------------
   Long-term portion                           $ 2,175
                                      ================


   Rent expense for operating leases was approximately $9.0 million, $7.4 million, and $3.5 million for the years ended December 28, 1997, December 29, 1996, and December 30, 1995, respectively.

7. INCOME TAXES

   The provision for income taxes consists of:

(in thousands)                        1997     1996      1995
                                    --------  -------  -------
Current income taxes:
  State                             $ 1,098    $  282  $ 1,333
  Federal                             9,603     4,309    2,580
Deferred income taxes:
  State                                 245       694     (676)
  Federal                            (1,496)    1,089   (1,795)
                                    --------  -------  -------
      Provision for income taxes    $ 9,450    $6,374  $ 1,442
                                    ========  =======  =======


   The tax benefits associated with non-qualified stock options reduced taxes currently payable by $5,129,000, $1,205,000, and $2,418,000 in 1997, 1996, and
1995, respectively.  Such benefits were recorded as an increase to common stock.

   Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse.

   The significant components of the Company's deferred tax assets and liabilities as of December 28, 1997, and December 29, 1996, are as follows:

(in thousands)                                       1997      1996
                                                 ----------  -------
Deferred tax assets:
  Inventory reserves                               $ 1,893   $   397
  Deferred income                                    1,822     1,244
  Allowance for doubtful accounts                      134        93
  Deferred lease expense                               151       265
  Inventory Unicap adjustment                          796       345
  Accrued vacation                                     484       273
  AMT credit carryforwards                             365       365
  Research and development credit carryforwards        872       537
  Net operating loss carryforwards                   3,738        46
  Other                                                 (4)      346
                                                 ----------  -------
     Total deferred tax assets                      10,251     3,911

Deferred tax liabilities:
  Accelerated depreciation                            (356)     (393)
  Unrealized loss on Section 475 securities           (681)        -
                                                 ----------  -------
     Total deferred tax liabilities                 (1,037)     (393)

Valuation allowance                                 (5,164)   (1,014)
                                                 ----------  -------
Deferred tax assets, net                           $ 4,050   $ 2,504
                                                 ==========  =======

   The reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                             1997   1996    1995
                                           -------  -----  -----
Statutory federal tax rate                   35.0%  34.0%   34.0%
Valuation allowance                          16.0    6.4       -
Reversal of valuation allowance                 -      -   (21.0)
Foreign taxes & foreign sales corporation    (2.6)  (4.7)   (3.0)
State taxes                                   4.9    3.3     5.7
Non-deductible acquisition costs              0.6    5.5     2.2
Research and development credits             (3.7)     -       -
Other                                        (1.2)  (0.5)   (5.9)
                                           -------  -----  -----
Effective income tax rate                    49.0%  44.0%   12.0%
                                           =======  =====  =====



8. SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

     In July 1997, the Board of Directors authorized a 3 for 2 stock split, which was effective on August 26, 1997. The stock split was declared on July 7,
1997, to shareholders of record on August 5, 1997.   All common stock amounts
and per share amounts have been retroactively adjusted to reflect the stock split.

     On February 23, 1998, the Board of Directors authorized a 3 for 2 stock split effective on March 30, 1998 to shareholders of record on March 9, 1998. All common stock amounts and per share amounts have been adjusted retroactively to reflect the stock split.

     The Company adopted Statement on Financial Accounting Standards No. 128, "Earnings per Share," effective December 15, 1997. As a result, the Company's earnings per share for all prior periods have been restated. The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations.

(in thousands, except per share amounts)                     Per Share
                                            Income   Shares   Amount
                                          --------- -------- ---------
YEAR ENDING:
Net income:
     1997                                   $ 9,673
     1996                                     8,053
     1995                                    10,131

BASIC EPS: income available to
  common shareholders
     1997                                   $ 9,673  33,117      $0.29
     1996                                     8,053  31,538       0.26
     1995                                    10,131  29,159       0.35

  Options and warrants:
     1997                                             2,485
     1996                                             1,804
     1995                                             1,389

DILUTED EPS: income available to common
  stockholders plus assumed conversions
     1997                                   $ 9,673  35,602      $0.27
     1996                                     8,053  33,342       0.24
     1995                                    10,131  30,548       0.33

   No conversion is assumed for the convertible subordinated notes issued in 1997 because it would have an anti-dilutive effect on earnings per share. Options to purchase approximately 92,000, 147,000, and 192,000 shares of common stock in 1997, 1996, and 1995, respectively, were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares, making the shares anti-dilutive.


9. STOCK OPTION AND PURCHASE PLANS AND EMPLOYEE BENEFIT PLAN

     Stock-based Compensation Plans. The Company has four stock option plans: the 1985 Stock Option Plan (the "1985 Plan"), the 1993 Stock Option Plan (the "1993 Plan"), the San Francisco Telecom Stock Option Plan (the "SFT Plan"), the Acclaim Communications Stock Option Plan (the "ACCL Plan") and an employee stock purchase plan (the "ESPP"). No further options may be granted under either the 1985 Plan or the SFT Plan, and 517,698 options previously granted under these plans remain outstanding. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and net income per common share would have been reduced to the following pro forma amounts:

(in thousands, except share data)     1997     1996      1995
                                   --------- -------- ---------
Net Income
  As reported                         $9,673   $8,053   $10,131
  Pro forma                            5,670    6,138     9,422
Earnings per share, as reported
  Basic                                 0.29     0.26      0.35
  Diluted                               0.27     0.24      0.33
Pro-forma earnings per share
  Basic                                 0.17     0.19      0.32
  Diluted                               0.17     0.19      0.32


     The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996, and 1995. In calculating compensation cost: risk-free interest rates of 6.12, 6.15, and 5.90 percent, and expected stock price volatility of 70%, an expected life of six years and no dividend payments for 1997, 1996, and 1995, respectively.

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, and due to the nature and timing of option grants, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The Company has authorized the issuance of up to 1,012,500 shares of stock to its full-time employees under the ESPP. The Company has sold 67,487 shares and 49,808 shares as of December 28, 1997 and December 29, 1996, respectively, and has sold a total of 168,650 shares through December 28, 1997. The Company sells shares at 85% of the stock's market price, which is either the market price at the beginning or at the end of offering period, whichever is lower.

     The Company may grant options for up to 6,862,500 shares under the 1993 Plan. The Company had 1,076,081 shares available for grant at December 28, 1997. Under the 1993 Option Plan, the option exercise price equals the market price on date of grant.

     All options previously granted under the ACCL Plan have been converted into options of the Company's common stock. Each Acclaim option was converted into
 .362859 of the Company's options at exercise prices of $0.69 to $1.38. There were approximately 740,000 shares outstanding and 163,000 exercisable at December 28, 1997.

     The following table presents the aggregate options granted, forfeited, and exercised under the 1985 Plan, 1993 Plan, SFT Plan, and the ACCL Plan for the years ended December 28, 1997, December 29, 1996, and December 30, 1995, at their respective weighted average exercise prices.

                                             1997                 1996                  1995
                                    -----------------------------------------------------------------
(shares in thousands)                          Wtd. Avg.            Wtd. Avg.             Wtd. Avg.
                                     Shares   Exer. Price  Shares  Exer. Price  Shares   Exer. Price
                                    --------  -----------  ------- -----------  ------   -----------
Outstanding, beginning of year         4,836     $ 6.05      3,342    $5.06      2,454      $2.29
Granted
     Price = Fair Value                2,552      15.31      1,624     9.56      1,542       7.99
     Price (less than) Fair Value        295       1.38        566     0.88         57       0.30
Exercised                               (704)      3.70       (391)    2.47       (489)      0.62
Canceled                                (418       7.10       (305)    8.96       (222)      3.33
                                       -----     ------      -----    -----      -----      -----
Outstanding, end of year               6,561     $ 9.63      4,836    $6.05      3,342      $5.06
                                       =====     ======      =====    =====      =====      =====

Exercisable, end of year           1,948                1,650                  826
                                ========               ======              =======


     The following table summarizes information about options outstanding under the 1985, Plan, 1993 Plan, SFT Plan, and ACCL Plan at December 28, 1997.



(in thousands)                        Options Outstanding                          Options Exercisable
                       --------------------------------------------------     -----------------------------
                          Shares           Wtd. Avg.                                              Wtd. Avg.
Range of Exercise     Outstanding as of    Remaining          Wtd. Avg.       Shares Exercisable  Exercise
    Prices                12/31/97       Contractual Life  Exercise Price       as of 12/31/97     Price
-----------------     ----------------   ----------------  --------------     ------------------  ---------
  $ 0.17    $ 7.17           1,703             7.22             $ 2.09                1,397         $ 1.34
    7.33      9.78           1,716             7.70               7.94                  395           8.02
   10.00     13.22           1,651             8.74              10.95                  144          10.87
   13.33     27.17           1,491             9.67              18.70                   12          15.74
  ------    ------           -----             ----             ------                -----         ------
  $ 0.17    $27.17           6,561             8.29             $ 9.63                1,948         $ 3.49
  ======    ======           =====             ====             ======                =====         ======

     Options for all plans are exercisable in installments at intervals determined by the Board of Directors, not to exceed ten years and one day.

   401(k) Tax Deferred Savings Plan. The Company has a 401(k) Tax Deferred Savings Plan (the "401(k) Plan") under which eligible employees may elect to have a portion of their salary deferred and contributed to their accounts under the 401(k) Plan. Under the 401(k) Plan, the Company will contribute at least 1% (and up to a maximum of 3%) of an eligible employee's annual gross salary to the employee's account under the 401(k) Plan. For the fiscal years ended December 28, 1997, December 29, 1996, and December 30, 1995, the Company contributed $490,000, $420,000, and $315,000, respectively, to the 401(k) Plan.

10.  INCENTIVE PLANS

   The Company has reserved 202,500 shares of Common Stock for issuance to employees pursuant to a stock bonus plan to be agreed upon by the Board of Directors. As of December 28, 1997, no shares had been issued.

   Beginning in January 1994, the Company implemented an incentive compensation plan. The Company's incentive compensation plan provides for incentive compensation for substantially all employees of the Company based upon the achievement of specified operating and performance results. Incentive compensation totaled $3,739,000, $1,791,000, and $833,000 for 1997, 1996 and
1995, respectively.


11.  STOCK WARRANTS

   The Company has issued warrants to independent sales representatives to purchase up to 95,625 shares of its Common Stock with exercise prices ranging from $1.03 to $9.33 per share. As of December 28, 1997, an aggregate of 45,155 shares has been issued upon exercise of warrants.

   In connection with securing a loan from investors in 1992, the Company issued warrants to purchase 456,179 shares of Common Stock with an exercise price of $0.67 per share. The warrants were exercised January 16, 1997, for 433,697 shares, and the balance was surrendered, on a net appreciation basis, in an amount equal to the exercise price.

   In connection with the issuance of notes in 1996, warrants were granted to purchase 27,000 shares of Series B convertible preferred stock at $5.00 per share. The warrants became exercisable upon the closing of the Series B convertible preferred stock financing during 1996 and expire in ten years. The fair value of such warrants, aggregating approximately $66,600, was recorded as additional interest expense during 1996. These warrants have been converted into warrants to purchase 21,936 shares of the Company's common stock at $6.16 per share.

   In connection with the issuance of notes in 1997, warrants were granted by Acclaim to purchase 331,150 shares of Series C convertible preferred stock at $3.00 per share. The warrants became exercisable upon the closing of the Series C convertible preferred stock financing during 1998 and expire in ten years.
The fair value of such warrants, approximately $586,000, was recorded as additional paid in capital. The related issuance cost of $585,000 was recorded in other assets and is being amortized to interest expense over the life of the recorded debt. Interest expense includes amortization of these issuance costs totaling $331,000. These warrants have subsequently been converted into warrants to purchase 234,549 shares of the company's common stock at $6.16 per share.


12.  PREFERRED STOCK

   No shares of Preferred Stock are currently outstanding. The Company's Board of Directors is authorized to issue up to 10,000,000 shares of Preferred Stock.

13.  RELATED PARTY TRANSACTIONS

   During 1997, 1996 and 1995, the Company paid consulting and/or directors' fees of approximately $117,000, $129,600, and $130,000 respectively, to three members of the Board of Directors.

   During the third quarter of 1996, in connection with a third-party financing for Maker Communications, Inc. ("Maker"), the Company sold a portion of its minority interest in Maker for an aggregate of approximately $675,000 in cash. This sale was accounted as a one-time gain recorded as "Other Income" in the accompanying Unaudited Supplemental Consolidated Statements of Income. The Company continues to hold a minority interest in Maker and license certain Maker technology. Other contractual rights and obligations, including the Company's obligation to provide certain loan financing to Maker, were terminated in the transaction. Following the transaction, Maker repaid the Company approximately $2.9 million, the total balance under an outstanding note.

14.  BUSINESS AND TECHNOLOGY ACQUISITIONS

     During December 1996, the Company acquired Silicon Design Experts, Inc. ("SDE"). In connection with the transaction, the Company issued an aggregate of 195,143 shares of its common stock valued at $3,000,000 to SDE's shareholders, and agreed to issue additional shares of Common Stock in the future to SDE's shareholders and employees, with the amount to be contingent upon the extent of sales of products developed by SDE and Level One's stock price. The total purchase price of $3,000,000 was allocated as follows: $500,000 to goodwill, and $2,500,000 for purchased research and development. The purchased research and development of $2,500,000 was expensed. The transaction was accounted for under the purchase method of accounting. Accordingly, SDE's operating results after the date of acquisition are included in the Unaudited Supplemental Consolidated Statements of Income.

   On June 6, 1995, the Company acquired San Francisco Telecom, Inc. ("SFT"). SFT operates as a wholly-owned subsidiary of the Company. In connection with the transaction, the Company issued an aggregate 304,560 shares of its common stock to SFT's shareholders, assumed existing SFT stock options, which will be exercisable for a total of 56,139 shares of Common Stock, and agreed to issue additional shares of Common Stock in the future to SFT's shareholders and employees, with the amount to be contingent upon the extent of sales of products developed by SFT. The transaction was accounted for under the purchase method of accounting. Accordingly, SFT's operating results after the date of the acquisition are included in the Unaudited Supplemental Consolidated Statements of Income.

15.  FOUNDRY COMMITMENTS

  The Company's current wafer requirements are supplied primarily by six foundries. During 1995, the Company entered into five-year agreements with three of its suppliers for committed foundry capacity in consideration of equipment financing or cash deposits. At December 28, 1997, the Company had provided an aggregate of $20.6 million in capital equipment financing and/or cash deposits to these foundries to obtain committed foundry capacity. During the first quarter of 1998, the Company paid an aggregate $1.3 million in additional deposits as required by its agreements. There are no additional deposits due under the Company's existing foundry agreements.

ITEM 7    FINANCIAL STATEMENTS AND EXHIBITS

     The following financial statements of Acclaim Communications, Incorporated, are contained on pages 23 to 35 of this report:

          Report of Independent Certified Public Accountants

          Balance Sheet for the year ended December 31, 1997
          Statement of Operations for the year ended December 31, 1997 Statement of Shareholders' Deficit for the year ended December 31,
           1997
          Statement of Cash Flows for the year ended December 31, 1997
          Notes to the Financial Statements

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



   To Acclaim Communications, Incorporated:

   We have audited the accompanying balance sheet of Acclaim Communications, Incorporated (a Delaware corporation) as of December 31, 1997, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acclaim Communications, Incorporated as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Arthur Andersen LLP

Sacramento, California
August 27, 1998

                           ACCLAIM COMMUNICATIONS, INCORPORATED
                                       BALANCE SHEET
                                  As of December 31, 1997

Assets
 Current Assets:
    Cash                                                                      $    508,921
    Trade accounts receivable                                                      111,988
    Inventories                                                                    581,238
    Deferred Origination Loan Costs                                                369,807
    Other current assets                                                            35,408
                                                                            --------------

          Total current assets                                                   1,607,362

   Property and equipment, net                                                   1,097,466

   Other assets                                                                     76,796
                                                                            --------------

          Total assets                                                        $  2,781,624
                                                                            ==============

Liabilities and Shareholders' Deficit
  Current Liabilities:
    Notes payable                                                             $  5,948,450
    Accounts payable                                                             2,073,354
    Other accrued liabilities                                                      187,020
    Deferred revenue                                                             2,681,028
                                                                            --------------

          Total current liabilities                                             10,889,852

  Shareholders' Deficit:
  Convertible preferred stock:
          Series A - $0.001 par value (aggregate liquidation preference of           3,000
             $1,200,000); 3,000,000 shares authorized and outstanding in 1997
          Series B - $0.001 par value (aggregate liquidation preference of             661
             $3,305,000); 688,000 shares authorized, 661,000 shares
             outstanding in 1997
          Series C - $0.001 par value; 6,700,000 shares authorized,
             0 shares outstanding;
          Common stock - $0.001 par value; 20,000,000 shares authorized;             3,031
             3,031,116 shares outstanding in 1997
          Additional paid-in capital                                             4,690,294
          Accumulated deficit                                                  (12,805,214)
                                                                            --------------

          Total shareholders' deficit                                           (8,108,228)
                                                                            --------------

  Total liabilities and shareholders' deficit                                 $  2,781,624
                                                                            ==============


       The accompanying notes are an integral part of these statements.

                     ACCLAIM COMMUNICATIONS, INCORPORATED
                            STATEMENT OF OPERATIONS
                     For the Year ended December 31, 1997


Revenues                                   $   238,280
Cost  of revenues                              283,544
                                        --------------
                                               (45,264)

Operating expenses:
  Research and development                   5,020,846
  Sales and marketing                        2,184,763
  General and administrative                 1,886,569
                                        --------------
          Total operating expenses           9,092,178

Loss from operations                        (9,137,442)

Interest income                                 38,843
Interest expense                              (416,910)
                                        --------------

Loss before provision for income taxes      (9,515,509)

Provision for income taxes                       2,915
                                        --------------

Net loss                                   $(9,518,424)
                                        ==============


       The accompanying notes are an integral part of these statements.

                     ACCLAIM COMMUNICATIONS, INCORPORATED
                      STATEMENT OF SHAREHOLDERS' DEFICIT
                     For the Year Ended December 31, 1997

                                   Convertible Preferred Stock
                           ------------------------------------------
                                   Series A             Series B          Common Stock     Additional                     Total
                           --------------------  --------------------  ------------------   Paid-In     Accumulated    Shareholders'
                              Shares     Amount    Shares    Amount      Shares    Amount   Capital       Deficit        Deficit
                           -----------  -------  ---------  --------   ---------- -------  ----------  ------------    -------------

Balances, December 31,1996   3,000,000   $3,000    661,000   $   661    3,000,000  $ 3,000   $4,093,266  $ (3,286,790) $   813,137

Common stock issued from
  exercise of stock options                                                31,116       31       11,257                     11,288

Detachable warrants issued
 with promissory notes                                                                          585,771                    585,771

Net loss                                                                                                   (9,518,424)   (9,518,424)

                           -----------   ------    -------  --------   ---------- --------  ----------- -------------   -----------
Balances, December 31,1997   3,000,000   $3,000    661,000  $    661    3,031,116 $  3,031  $ 4,690,294 $ (12,805,214)  $(8,108,228)
                           ===========   ======    =======  ========   ========== ========  =========== =============   ===========

       The accompanying notes are an integral part of these statements.

                     ACCLAIM COMMUNICATIONS, INCORPORATED
                          STATEMENT OF CASH FLOWS
                   For the Year Ended December 31, 1997

Cash flows from operating activities:
  Net loss                                                     $(9,518,424)
    Adjustments to reconcile net loss to net cash
     used in operating activities:
          Depreciation                                             237,701
          Amortization of debt issuance costs                      331,243
   Changes in assets and liabilities:
          Accounts receivable                                     (109,377)
          Inventories                                             (581,238)
          Other current assets                                     (88,910)
          Accounts payable and accrued liabilities               1,832,951
          Deferred revenue                                         506,028
                                                            --------------
               Net cash used in operating activities            (7,390,026)
                                                            --------------

Cash flows from investing activities:
   Net capital expenditures                                       (996,773)
   Payments for other assets                                       (47,406)
                                                            --------------
              Net cash used in investing activities             (1,044,179)
                                                            --------------

Cash flows from financing activities:
   Proceeds from issuance of notes                               5,948,450
   Proceeds from issuance of common stock                           11,288
                                                            --------------
               Net cash provided by financing activities         5,959,738
                                                            --------------

Net decrease in cash                                            (2,474,467)
Cash at beginning of year                                        2,983,388
                                                            --------------
Cash at end of year                                            $   508,921
                                                            ==============

Non cash investing and financing activities:
   Issuance of preferred stock warrants                        $   585,771
Supplementary disclosure of cash and noncash transactions:
        Cash payments for:
              Interest                                             159,851

       The accompanying notes are an integral part of these statements.

                          ACCLAIM COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997




1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

     Acclaim Communications, Inc. (the "Company") was incorporated in Delaware on August 16, 1995 to develop and market remote access and broadband switch networking products. The Company was incorporated under the name Hydra Communications, Inc. and changed its name in April 1996. The Company was previously a development stage company.


2.   RISK FACTORS

     The Company operates in a dynamic high-technology industry, and accordingly, can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: ability to obtain additional financing; regulatory changes, fundamental changes in the technology underlying the data communications industry; competition, including, but not limited to, pricing and products or product features and services; litigation or other claims against the Company; and the Company's ability to attract and retain employees necessary to support its growth and product development.

     The Company is also dependent upon third-party assembly companies that package or test the Company's devices. The Company depends upon these suppliers to produce in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

     The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company.
Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include certain accrued liabilities and a valuation allowance for net deferred tax assets. Actual results could differ from those estimates.

     Organization Costs. The Company has expensed all previously capitalized organization costs resulting in a charge of $9,024 to General and Administrative expense in 1997.


     Financial Instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
For accounts receivable, accounts payable, and notes payable, the carrying value is a reasonable estimate of fair value.


     Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market and include direct materials costs. Inventories as of December 31, 1997 consisted of the following:


                         Raw Materials         $303,918
                         Work-in-Process        277,320
                                            -----------
                         Total Inventories     $581,238
                                            ===========


     Property and Equipment. Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful
lives of three to five years.   Property and equipment at December 31, 1997
consist of:


                         Machinery and equipment           $  843,697
                         Furniture and fixtures               566,303
                         Leasehold improvements                24,171
                                                        -------------
                                                            1,434,171
                         Less-Accumulated depreciation       (336,705)
                                                        -------------
                                                           $1,097,466
                                                        =============



     Revenue Recognition. Product sales are generally recognized upon shipment of product. Revenue related to development agreements is recognized upon completion of contract milestones. Revenue related to licensing agreements is recognized over the life of the agreement or when it is probable that the royalty will be received.

     Income Taxes. The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 ("SFAS 109"). "Accounting for Income Taxes." SFAS

109 provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.


     Stock-Based Compensation. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for stock-based compensation" ("SFAS 123"). As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. The Company recognized no compensation expense related to stock options in 1997.


4. NOTES PAYABLE


Notes Payable as of December 31, 1997 consist of:
     Note payable to bank with interest at prime plus 1% (9.5% at
     December 31, 1997) due July 31, 1998.  This note is personally guaranteed by the Chairman of the Board of Directors.  In
     connection with this guarantee, 100,000 warrants to purchase
     Series C preferred stock at $3.00 per share were issued (see Note 7).     $2,000,000

     Notes payable primarily to common and preferred shareholders with interest at 7%, due on demand, and unsecured.  In connection with these loans, 231,150 warrants to purchase Series C preferred
     stock at $3.00 per share were issued (see Note 7).                         3,948,000
                                                                               ----------

     Total                                                                     $5,948,000
                                                                               ==========

The warrants issued in connection with these notes became exercisable on February 28, 1998 and expire in ten years. The fair value of such warrants approximately $585,771 was recorded as additional paid-in capital. The related issuance cost of $585,771 was recorded as deferred organization loan costs and is being amortized to interest expense over the life of the related debt. Interest expense includes amortization of these issuance costs totaling $331,000.

5.   COMMITMENTS

     Deferred Revenue. In October 1996, the Company entered into a four year development and license agreement with a company, one of whose founders is the Chairman of the Company's Board, to develop certain technologies and receive license, development and royalty fees through the term of the agreement. As of December 31, 1997, the Company has received payments totaling $2,675,000 under this development and license agreement. The agreement called for certain performance milestones which have not been met as of December 31, 1997.
Disputes among the parties have arisen as to who is responsible for not meeting the required milestones. Development on this project has ceased. The agreement includes certain provisions which could require refunding of all proceeds received to date. The parties are negotiating a settlement of these matters. No revenue is being recognized under this agreement until such time as the dispute is resolved. This matter was settled on September 9, 1998 with a payment of $750,000 by the Company and a mutual release. Other deferred revenues totaled $6,000.


     Leases. The Company conducts its operations using leased facilities and equipment under operating leases. Minimum future lease payments as of December 31, 1997, are as follows.

                        Year Ending
                             1998       $  706,148
                             1999          578,511
                                        ----------
                                        $1,284,659
                                        ==========


     Rent expense for operating leases was approximately $216,000 for the year ended December 31, 1997.


6.   INCOME TAXES

     The provision for income taxes at December 31, 1997, consists of the following:


                        Current income taxes
                          State                             $2,915
                          Federal                                -
                        Deferred income taxes
                          State                                  -
                          Federal                                -
                                                         ---------
                             Provision for income taxes     $2,915
                                                         =========



     The effective tax rate for fiscal 1997 is lower than the statutory rate due to the Company's inability to utilize net operating losses.

     Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. The Company has elected a tax fiscal year ending July 31. Deferred income taxes and amounts payable represent the Company's tax position at December 31, 1997. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse.

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $9,345,000 and $9,343,000 available to offset future federal and California taxable income, respectively. Such federal and California carryforwards expire through 2012 and 2005, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987.

     The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 are:


                Deferred tax assets (liabilities):
                  Deferred income                     $ 1,072,400
                  Accrued vacation                         39,040
                  Net operating loss carryforwards      3,738,000
                  Research and development credit
                     carryforwards                        299,937
                  Other                                    15,504
                  Valuation reserve                    (5,164,881)
                                                      -----------
                     Net deferred income tax asset    $         -
                                                      ===========


     The reconciliation of the federal tax rate to the effective tax rate at December 31, 1997, is as follows:

                    Statutory federal tax rate               34.0%
                    Valuation allowance                     (34.0%)
                                                            ------
                    Effective income tax rate                 0.0%
                                                            ======


7.   SHAREHOLDERS' EQUITY

     Convertible Preferred Stock. The Company is authorized to issue 20,000,000 shares of convertible preferred stock (shares), of which 3,000,000 shares are designated for Series A convertible preferred stock (Series A), all of which are issued and outstanding and 688,000 are designated for Series B convertible preferred stock (Series B), 661,000 of which are issued and outstanding and 6,700,000 authorized shares of Series C convertible preferred stock (Series C), 336,750 of which have been reserved for issuance upon exercise of outstanding Series C preferred stock warrants. Significant terms of the convertible preferred stock are as follows:

          . Each share is convertible at the option of the holder, into one share of common stock (subject to certain other events). Shares will automatically be converted into common stock upon the closing of a public offering in excess of $5,000,000 and $10,000,000 respectively, and at a price equal to or greater than $3.00 and $10.00 per share respectively. Shares of will automatically convert upon approval (by vote or written consent) of the holders of a majority of the outstanding shares of each series of preferred stock.

          . Each share has the same voting rights as the number of shares of common stock to which it is convertible.

          . In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders of Series A, B and C shall receive an amount equal to $0.40, $5.00 and $3.00 per share, respectively, plus an amount equal to all declared but unpaid dividends on each share. Any remaining assets will be distributed among the holders of Series A, B and C preferred stock and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as converted basis.

          . Holders of preferred stock are entitled to annual non cumulative dividends of $0.04 per share for Series A, $0.50 for Series B and $0.30 for Series C, if declared by the Board of Directors, before any dividend declared on common stock. No dividends were declared since inception through December 31, 1997.


8.   STOCK OPTION PLAN

     Under the Company's 1996 Stock Incentive Plan (the Plan), the Board of Directors is authorized to grant up to 3,400,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for non-statutory stock options. Options become exercisable over four years and expire ten years from the date of grant. The company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with SFAS 123, the Company's pro forma net loss would have been ($9,731,088) for fiscal 1997.

     The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option-pricing model using the minimum value method with the following weighted average assumptions: risk-free interest rates of 6.1 percent, an expected option life of four years following vesting, and no dividends during the expected term. The resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The following table presents the aggregate options granted, forfeited, and exercised under the Plan for the year ending December 31, 1997, at their respective weighted average exercise prices.


                                               Wtd. Avg.
                                    Shares    Exer. Price
                                ------------  ------------
Outstanding beginning of year     1,560,470          $0.32
Granted:  Price = Fair Value        788,000           0.50
Exercised                           (31,116)          0.36
Canceled                           (278,990)          0.43
                                ------------  ------------
Outstanding end of year           2,038,364           0.38
                                ============  ============

Exercisable, December 31, 1997      448,131
                                ===========

Additional information regarding options outstanding as of December 31, 1997 is as follows:


                                    Options Outstanding                      Options Exercisable
                    ---------------------------------------------------  ---------------------------
     Range of            Shares            Wtd. Avg.        Wtd. Avg.         Shares       Wtd. Avg.
 Exercise Prices      Outstanding          Remaining        Exercise       Exercisable     Exercise
                     as of 12/31/97    Contractual Live       Price      as of 12/31/97     Price
-----------------   -----------------  -----------------   ------------  ----------------  ---------
 $       0.25                 993,240               8.46          $0.25           379,439      $0.25
 $       0.50               1,045,124               9.32           0.50            68,692       0.50
-----------------   -----------------  -----------------   ------------  ----------------  ---------
 $ 0.25 - $ 0.50            2,038,364               8.90          $0.38           448,131      $0.29
=================   =================  =================   ============  ================  =========


9.   EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Tax Deferred Savings Plan (the "401(k) Plan") under which eligible employees may elect to have a portion of their salary deferred and contributed to their accounts under the 401(k) Plan. Participants may contribute between 1% and 20% of their annual compensation on a before-tax basis, but not to exceed the amount allowable as a deferral for federal income tax purposes. Participants vest immediately in their contributions. The Company is not required to contribute, nor has it contributed, to the 401(k) Plan for the fiscal year ended December 31, 1997.


10.  SUBSEQUENT EVENT

     On July 6, 1998, the Company completed a business combination with Level One Communications, Incorporated ("Level One") which designs, develops and markets application specific standard product integrated circuits and custom derivatives for high-speed digital signal transmission and networking connectivity. The combination was a stock for stock merger that will be accounted for as a "pooling-of-interests." Accordingly, the Company's historical consolidated financial statements presented in the future will be restated to include the financial position and results of operations of Level One. As a result of the merger, the outstanding shares of Acclaim capital stock and options and warrants to purchase Acclaim capital stock were converted into the right to receive an aggregate of 5,000,000 shares of the Level One's common.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                     LEVEL ONE COMMUNICATIONS, INCORPORATED



Date:  September 21, 1998               /s/ JOHN KEHOE
                                        -------------------------
                                        John Kehoe
                                        Senior Vice President and
                                        Chief Financial Officer